Exhibit 99.1

Clovis Oncology Announces Second Quarter 2014 Operating Results

CO-1686 NDA submission expected by mid-2015

CO-1686 Breakthrough Therapy designation granted during Q2

Proposed INN rociletinib assigned to CO-1686

Rociletinib and rucaparib data updates to be presented at medical conferences in Fall 2014

BOULDER, Colo.--(BUSINESS WIRE)--August 7, 2014--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its second quarter ended June 30, 2014, and provided an update on the Company’s clinical development programs for the rest of 2014.

“This is a very busy and exciting time at our Company,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We are rapidly enrolling patients in the rociletinib (CO-1686) Phase 2 expansion cohorts and TIGER2 studies, preparing for our NDA submission in mid-2015 and beginning to build out our commercial and medical affairs leadership in anticipation of a potential launch by year-end 2015. Additionally, the emerging results from the rucaparib ARIEL2 study are extremely encouraging and we look forward to presenting data for each of these programs at scientific meetings in the fall.”

Q2 2014 Financial Results and Financial Outlook

Clovis reported a net loss for the second quarter of 2014 of $34.8 million ($1.03 per share), and $65.5 million ($1.93 per share) for the first half of 2014, compared to net losses of $19.3 million ($0.72 per share) and $35.0 million ($1.33 per share) for the comparable periods of 2013, respectively. In the first quarter of 2014, the Company recorded milestone revenue of $13.6 million received pursuant to our collaboration and license agreement for lucitanib and also recognized charges for acquired in-process research and development expense totaling $8.4 million associated with milestone payments incurred for rociletinib and lucitanib. An additional charge for acquired in-process research and development expense of $0.4 million was recorded in the second quarter of 2014 related to the achievement of a Phase 2 milestone for rucaparib.

Research and development expenses totaled $28.4 million for the second quarter of 2014 and $52.6 million for the first half of 2014, compared to $15.8 million for the second quarter and $27.9 million for the first half of 2013. The increase in expenses for both the three and six month periods is due primarily to the initiation of the ARIEL2 and ARIEL3 studies for rucaparib, an increase in the number of patients enrolled in the Phase 1/2 study for rociletinib, the initiation of the TIGER2 and the Japanese Phase 1 studies for rociletinib, increased manufacturing of clinical drug supplies for the rociletinib and rucaparib programs, and increased personnel-related expenses associated with the hiring of additional staff to support the Company’s expanded development activities.

General and administrative expenses totaled $5.3 million for the second quarter of 2014 and $10.6 million for the first half of 2014, compared to $3.5 million for the second quarter and $6.7 million for the first half of 2013. The increase for both periods is primarily due to higher share-based compensation expense for employees engaged in general and administrative activities.

Operating expenses for the second quarter of 2014 totaled $35.0 million, and $77.1 million for the first half of 2014, inclusive of the acquired in-process research and development expense described above. Total operating expenses include non-cash charges totaling $6.1 million for the second quarter and $15.2 million for the first half of 2014 for share-based compensation expense and amortization of an intangible asset and the accretion of contingent purchase consideration associated with the EOS acquisition.

Net cash burn for the second quarter of 2014 totaled $30.4 million, up from $19.6 million for the first quarter of 2014. The increase in cash burn is primarily due to the $13.6 million milestone payment received in the first quarter of 2014, as described above. As of June 30, Clovis had $273.2 million in cash and cash equivalents and 33.9 million outstanding shares of common stock. The Company continues to expect cash burn for 2014 will total approximately $120 million and to end the year with approximately $200 million in cash.

Progress Toward 2014 Key Milestones and Objectives

The Company has substantive clinical, regulatory and development objectives for 2014 for each of its products; highlights of recent progress and planned objectives follow.

Rociletinib

An update of clinical data from the rociletinib Phase 1/2 study were presented in early June in an oral session at the American Society of Clinical Oncology (ASCO) Annual Meeting. Highlights from the data presented for evaluable, centrally-confirmed T790M positive patients treated at a therapeutic dose of rociletinib included a 58 percent objective response rate, and a 90 percent disease control rate. The median duration of response could not yet be determined, and similarly, median progression-free survival (PFS) had not yet been reached. However, follow-up for some patients exceeded one year and the estimate for median PFS was greater than 12 months. Rociletinib is well-tolerated, with no evidence of wild-type EGFR inhibition. The most common adverse events were nausea, hyperglycemia, diarrhea, vomiting and decreased appetite, and these were mostly grade 1 or 2 in severity.

Rociletinib is the only EGFR-directed therapy to spare wild-type EGFR in clinical studies, which the Company believes represents a significant point of differentiation from approved EGFR inhibitors and those currently in clinical development.

The next update of CO-1686 clinical data is expected to take place at the 26th EORTC-AACR-NCI Symposium on Molecular Targets and Cancer Therapeutics in Barcelona in mid-November.

The Company is currently enrolling two Phase 2 expansion cohorts of its Phase 1/2 study in EGFR mutant patients with the T790M mutation; the first includes approximately 150 to 200 T790M positive patients directly after progression on their first and only TKI therapy, comparable to the TIGER2 registration study patient population. The second cohort includes approximately 150 to 200 later-line T790M positive patients after progression on their second or later TKI therapy or subsequent chemotherapy. Both cohorts are exploring doses of 500mg, 625mg and 750mg BID. The TIGER2 study, in T790M positive patients directly after progression on their first and only TKI therapy, began enrolling patients earlier in the second quarter at a dose of 625mg BID.

Data from the expansion cohorts, combined with data from TIGER2, are expected to serve as the basis of an NDA submission for rociletinib by mid-2015.

In May, the U.S. FDA granted Breakthrough Therapy designation for rociletinib as treatment for mutant NSCLC in patients with the T790M mutation after progression on EGFR-directed therapy.

Clovis expects to initiate two more studies in the TIGER program during 2014. The TIGER1 study, a randomized Phase 2/3 registration study of rociletinib versus erlotinib in newly-diagnosed EGFR mutant patients is expected to begin shortly. The TIGER3 study, a randomized, comparative study of rociletinib versus chemotherapy in patients with EGFR-mutant NSCLC and acquired TKI resistance, is expected to begin during the second half of 2014. In addition, the Company initiated its Phase 1 study of rociletinib in Japan earlier this year.

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of ovarian cancer in patients with BRCA mutations (genes that are linked to hereditary breast and ovarian cancers) and other DNA repair deficiencies. Rucaparib is also being explored in patients with BRCA-mutant pancreatic cancer.

Data from the Phase 1/2 monotherapy study in ovarian cancer and other currently enrolling rucaparib trials were presented at the 2014 ASCO Annual Meeting in early June. Durable responses were observed in ovarian cancer patients, and rucaparib was shown to be well-tolerated with a manageable side effect profile. In addition, a durable response was observed in a pancreatic cancer patient with a BRCA2 mutation following failed first-line therapy, with treatment well-tolerated and no significant toxicity.

The next update of rucaparib clinical data is expected to take place at the ESMO 2014 Congress in Madrid in late September.

Enrollment is underway for both studies in the ARIEL program. The global ARIEL2 study, a single-arm, open-label, Phase 2 study designed to identify molecular features that predict sensitivity to rucaparib, using DNA sequencing to evaluate each patient’s tumor, initiated in Q4 2013 and has enrolled quickly, with enrollment expected to complete early next year. In this study, rucaparib efficacy is assessed and correlated with the genotype and phenotype of each patient’s tumor, and these data will inform the final definition of homologous recombination deficiency (HRD) for the ARIEL3 registration study efficacy analysis.

The Company has initiated its pivotal study, ARIEL3, a randomized, double-blind, Phase 3 study that compares the effects of rucaparib versus placebo. The study will evaluate whether maintenance rucaparib in platinum-sensitive, high-grade ovarian cancer patients can extend the period of time for which the disease is controlled after successful chemotherapy. The study will utilize pre-specified step-down efficacy analyses: first in tissue BRCA-mutant patients; then in patients with DNA repair deficiencies, defined using data from the ARIEL2 study; and lastly, in all-comers.

During the second quarter, the first patient was enrolled in the RUCAPANC study, a Phase 2, open-label study exploring rucaparib monotherapy in patients with locally advanced or metastatic pancreatic cancer and a known deleterious BRCA mutation (germline or somatic) who have progressed on one to two prior therapies.

Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 and 2 (FGFR1-2), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with its development partner Servier on the global clinical development of lucitanib, initially targeting solid tumors with FGFR pathway activation, including breast and squamous NSCLC.

A broad Phase 2 program is underway to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced squamous NSCLC with FGFR1 amplification. In parallel with these Clovis-sponsored studies initiating shortly, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy.

Conference Call Details

Clovis will hold a conference call to discuss second quarter 2014 results this afternoon, August 7, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 877-299-4454, International participants 617.597.5447, passcode: 24482473.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC CONSOLIDATED FINANCIAL RESULTS (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
License and milestone revenue	$-	$-	$13,625	$-

Expenses:
Research and development	28,440	15,816	52,591	27,938
General and administrative	5,265	3,492	10,585	6,710
Acquired in-process research and development	400	-	8,806	250
Amortization of intangible asset	-	-	3,409	-
Accretion of contingent purchase consideration	861	-	1,683	-
Total expenses	34,966	19,308	77,074	34,898

Operating loss	(34,966)	(19,308)	(63,449)	(34,898)

Other income (expense), net	270	(33)	164	(111)
Loss before income taxes	(34,696)	(19,341)	(63,285)	(35,009)

Income taxes	(68)	-	(2,197)	-
Net loss	$(34,764)	$(19,341)	$(65,482)	$(35,009)

Basic and diluted net loss per common share	$(1.03)	$(0.72)	$(1.93)	$(1.33)

Basic and diluted weighted average common shares outstanding	33,872	26,717	33,846	26,377

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30, 2014	December 31, 2013

Cash and cash equivalents	$273,232	$323,228
Working capital	254,669	307,644
Total assets	598,882	649,635
Common stock and additional paid-in capital	773,240	762,204
Total stockholders' equity	441,606	497,886

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com